EXHIBIT 99

PepsiAmericas Reports Third Quarter Results

•	Reported diluted earnings per share of $0.55, including $0.01 for special charges. Adjusted EPS grew 37 percent
•	Company raises full year 2007 EPS outlook

MINNEAPOLIS, October 24, 2007 -- PepsiAmericas, Inc. (NYSE: PAS) today reported net income of $71.5 million in the third quarter of 2007, with revenue up 11 percent and worldwide volume up 4.3 percent including acquisitions.  Diluted earnings per share (EPS) was $0.55 in the third quarter of 2007.  EPS included the impact of special charges related to the previously announced realignment of its U.S. sales organization, which reduced EPS by $0.01.  These results compare to third quarter reported net income in 2006 of $53.1 million, or diluted EPS of $0.41.

Chairman and Chief Executive Officer Robert C. Pohlad said, “We are pleased with our third quarter performance, with all geographic segments contributing to our operating profit growth.”

“Our European business continues to be our strongest contributor, with revenues up double digits on volume gains in Romania, solid pricing in each of our markets, and continued foreign currency benefits.  Operating profits in Europe more than doubled, and we continued to see significant expansion in our operating margins due to our single serve focus and operating leverage.”

“In the U.S., our successful execution against pricing and our single serve business helped offset higher costs and deliver operating profit growth in the quarter.  While U.S. volume was slightly less than anticipated due to lower take home water, carbonated soft drink trends improved and double digit growth in our non-carbonated portfolio excluding water continued.”

Mr. Pohlad continued, “As a result of our continued strong performance, we are raising our full year adjusted EPS guidance to a range of $1.63 to $1.66, a growth of 23 to 26 percent from last year.”

Third Quarter Worldwide Financial Highlights

•	Revenue increased 11 percent to $1.2 billion, with 3.5 percentage points contributed by acquisitions and the remainder driven by worldwide net pricing gains and strong volume growth in Central Europe.

•	Volume improved by 4.3 percent over the same period last year driven by acquisitions. Volume improvement in Central Europe was offset by a domestic decline of 1.6 percent.

•	Average net selling price increased 6.5 percent with one percentage point dilution from acquisitions.

•	Cost of goods sold per unit increased 5.8 percent, driven mainly by continued higher input costs. Acquisitions lowered cost of goods sold per unit by one percentage point.

•
Gross profit grew 12 percent to $483.9 million, with nearly 4 percentage points of growth from acquisitions.  The remainder was driven by worldwide pricing improvements in all geographic segments, which offset the higher cost of goods sold.

•	Operating income increased 27 percent to $140 million, including acquisitions. Foreign currency translation contributed 9 percentage points.

Third Quarter U.S. Operations Highlights

U.S. volume was down 1.6 percent in the quarter compared to the prior year.  Carbonated soft drinks (CSD) declined by 4 percent reflecting continued softness of this category, however the trends improved from previous quarters.  The non-carbonated category, excluding water, grew 11 percent for the quarter led by continued strength of the company’s Lipton Tea business, up double digits.  Aquafina volume was flat for the quarter.

Net sales in the U.S. grew 4 percent to $877.9 million in the third quarter, driven by net pricing growth of 5.2 percent.  Net pricing improvements primarily reflected rate improvements with mix contributing 1 percentage point.  The company’s single serve business grew 1 percent in the quarter driven by innovation and strong marketing programs.  Gross profit increased 2 percent to $356.8 million, as pricing growth covered cost of goods sold per unit increases of 6.7 percent.

Selling, delivery and administrative expenses increased to $264.7 million, up 2 percent, due, in part, to the lapping of higher costs of a year ago.  Third quarter operating income was $90.8 million, including special charges of $1.3 million, compared to $90.1 million in the prior year quarter.

Third Quarter International Operations Highlights

Central European volume grew 25.2 percent, with acquisitions contributing 21 percentage points of the growth and the remainder driven by year over year Romania growth.  Volume slowed in the company’s developing markets, including Poland, Hungary, the Czech Republic and Slovakia, due to unseasonably poor weather in September and lapping very favorable weather conditions of a year ago.  Central European net sales were $238.2 million in the third quarter, up 52 percent, with nearly 24 percentage points of the increase attributable to acquisitions.  The remainder reflected overall pricing improvements, higher volume and a 16 percentage point increase from foreign currency translation.

Average net pricing increased 22.1 percent reflecting 13 percentage points from foreign currency, 3 points from acquisitions, and the remainder due mainly to mix improvements.  Cost of goods sold per unit increased 12.9 percent with foreign currency accounting for 7 percentage points of the increase, acquisitions contributing 3 points, and the remainder driven by higher ingredient costs.  Gross profit increased 67 percent to $109.4 million for the quarter with acquisitions driving nearly 25 percentage points of the increase. Selling, delivery and administrative expenses of $63.1 million were up 32 percent reflecting unfavorable foreign currency translation, as well as continued investments in brand equity.

The Central European business reported operating income of $46.3 million in the quarter, an improvement of $28.3 million from the prior year, with acquisitions, foreign currency and organic improvements each contributing equally.

The Caribbean business reported a volume decrease of 4.5 percent, driven mainly by the continued soft economic conditions in Puerto Rico.  An average net selling price improvement of 6.9 percent helped offset volume declines and drive top-line growth of 2 percent to $67 million in the third quarter.  Cost of goods sold increased to $49.3 million, up 5.8 percent on a per unit basis, driven mainly by higher ingredient costs.  Selling, delivery and administrative costs decreased 3.3 percent, resulting in an operating profit of $2.9 million for the quarter, a $1 million improvement from the same period a year ago.

Outlook

Based on the strength of the third quarter results, the company is raising its full year 2007 adjusted EPS guidance range to $1.63 to $1.66.  The fourth quarter includes an estimated $0.03 dilution from the Sandora acquisition, as well higher anticipated SD&A costs in the US.  This compares to an adjusted EPS of $1.32 in 2006.

Acquisition impact:  In the third quarter of 2006, the company acquired the remaining interest in QABCL, its Romanian bottler.  Additionally, in the third quarter of 2007, the company completed the acquisition with PepsiCo of an 80 percent interest in Sandora, the leading juice company in Ukraine.  The acquisition impact discussed in this release reflects the non-comparable territories year over year.  In the third quarter of 2007, this includes one additional month of Romania results as the company began to consolidate the Romania operating results in August a year ago.  Consistent with Romania’s reporting, Ukraine will be reported on a one-month lag basis resulting in 2 weeks recognized in the third quarter.

PepsiAmericas will hold its third quarter earnings conference call at 11:00 AM CDT today, Wednesday, October 24, 2007, through a live webcast over the internet.  The live webcast will be available at www.pepsiamericas.com.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

PepsiAmericas is the world's second-largest manufacturer, seller and distributor of PepsiCo beverages with operations in 19 U.S. states, Central Europe; including Poland, Hungary, the Czech Republic, Slovakia, Romania and Ukraine; and the Caribbean. For more information on PepsiAmericas, please visit www.pepsiamericas.com.

Cautionary Statement This release contains forward-looking statements of expected future developments, including expectations regarding anticipated earnings per share and other matters. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability and cost of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 30, 2006.

Contact
Investor Relations
Sara Zawoyski, 612.661.3830

Media Relations
Mary Viola, 847.598.2870

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited and in millions, except per share data)

	Third Quarter		First Nine Months

	2007	2006	2007	2006

Net sales	$1,183.1	$1,064.2	$3,342.2	$2,977.9
Cost of goods sold	699.2	630.6	1,977.0	1,767.0
Gross profit	483.9	433.6	1,365.2	1,210.9
Selling, delivery and administrative expenses	342.6	323.6	1,017.5	928.5
Special charges, net	1.3	-	4.1	2.2
Operating income	140.0	110.0	343.6	280.2
Interest expense, net	27.3	27.0	79.1	74.5
Other (expense) income, net	(1.5)	(0.1)	1.4	(4.1)
Income from continuing operations before income taxes, minority interest and equity in net earnings of nonconsolidated companies	111.2	82.9	265.9	201.6
Income taxes	39.0	30.0	93.4	75.1
Minority interest	(0.7)	-	(0.3)	0.1
Equity in net earnings of nonconsolidated companies	-	0.2	-	5.6
Income from continuing operations	71.5	53.1	172.2	132.2
Loss from discontinued operations, net of tax	-	-	2.1	-
Net income	$71.5	$53.1	$170.1	$132.2

Weighted average common shares:
Basic	126.6	126.6	126.1	128.2
Incremental effect of stock options and awards	2.4	1.8	2.3	2.0
Diluted	129.0	128.4	128.4	130.2

Earnings per share:
Basic:
Income from continuing operations	$0.56	$0.42	$1.37	$1.03
Loss from discontinued operations	-	-	(0.02)	-
Total	$0.56	$0.42	$1.35	$1.03
Diluted:
Income from continuing operations	$0.55	$0.41	$1.34	$1.02
Loss from discontinued operations	-	-	(0.02)	-
Total	$0.55	$0.41	$1.32	$1.02

Cash dividends declared per share	$0.13	$0.125	$0.39	$0.375

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	End of Third Quarter	End of Fiscal Year
	2007	2006
ASSETS:
Current assets:
Cash and cash equivalents	$172.6	$93.1
Receivables, net	322.6	267.1
Inventories:
Raw materials and supplies	126.6	104.2
Finished goods	152.9	128.8
Total inventories	279.5	233.0

Other current assets	107.3	81.9
Total current assets	882.0	675.1

Property and equipment	2,718.1	2,576.4
Accumulated depreciation	(1,464.8)	(1,437.7)
Net property and equipment	1,253.3	1,138.7

Goodwill and intangible assets, net	2,825.4	2,327.0
Other assets	68.0	66.6

Total assets	$5,028.7	$4,207.4

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Short-term debt, including current
maturities of long-term debt	$192.5	$212.9
Payables	217.8	189.4
Other current liabilities	327.8	291.5
Total current liabilities	738.1	693.8

Long-term debt	1,841.1	1,490.2
Deferred income taxes	256.1	243.1
Minority interest	235.4	0.1
Other liabilities	185.2	175.6

Total liabilities	3,255.9	2,602.8

Shareholders' equity:
Preferred stock	-	-
Common stock	1,284.7	1,283.4
Retained income	645.8	525.4
Accumulated other comprehensive income	58.9	21.7
Treasury stock, at cost	(216.6)	(225.9)
Total shareholders' equity	1,772.8	1,604.6

Total liabilities and shareholders' equity	$5,028.7	$4,207.4

PEPSIAMERICAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	First Nine Months

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$170.1	$132.2
Loss from discontinued operations	(2.1)	-
Income from continuing operations	172.2	132.2
Adjustments to reconcile to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	145.5	146.2
Deferred income taxes	(0.9)	3.5
Special charges, net	4.1	2.2
Cash outlays related to special charges	(12.5)	(2.0)
Pension contributions	(0.7)	(10.0)
Equity in net earnings of nonconsolidated companies	-	(5.6)
Excess tax benefits from share-based payment arrangements	(9.2)	(6.4)
Gain on sale of non-core property	(10.2)	-
Gain on sale of investment	-	(0.9)
Marketable securities impairment	4.0	-
Other	21.7	14.8
Changes in assets and liabilities, exclusive of acquisitions:
Increase in receivables	(19.9)	(62.7)
Increase in inventories	(11.9)	(25.0)
Increase in payables	10.9	6.2
Net change in other assets and liabilities	35.4	34.5
Net cash provided by operating activities of continuing operations	328.5	227.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(143.3)	(127.7)
Franchises and companies acquired, net of cash acquired	(543.9)	(88.5)
Purchase of equity investment	(2.3)	-
Proceeds from sales of property	27.8	6.8
Proceeds from sales of investment	-	0.9
Net cash used in investing activities	(661.7)	(208.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings of short-term debt	(2.0)	84.6
Proceeds from issuance of long-term debt	298.2	247.4
Repayment of long-term debt	(38.9)	(134.7)
Contribution from minority shareholder	216.8	-
Treasury stock purchases	(59.4)	(150.7)
Excess tax benefits from share-based payment arrangements	9.2	6.4
Issuance of common stock	48.2	23.0
Cash dividends	(48.6)	(43.3)
Net cash provided by financing activities	423.5	32.7

Net operating cash flows used in discontinued operations	(7.5)	(11.5)
Effects of exchange rate changes on cash and cash equivalents	(3.3)	(1.3)
Change in cash and cash equivalents	79.5	38.4
Cash and cash equivalents at beginning of year	93.1	116.0
Cash and cash equivalents at end of quarter	$172.6	$154.4

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," included below is a reconciliation of certain non-GAAP financial measure compared to U.S. GAAP measures.

Non-GAAP Adjusted Comparisons:  In order to provide a supplemental comparison of current period results of operations to prior periods, we have adjusted for and summarized the nature of certain transactions or events.  These adjustments relate to operating income, income from continuing operations, net income and basic and diluted earnings per share.  To calculate the adjusted comparisons, management has excluded the impairment of marketable securities, special charges relating to various restructuring initiatives and the gain on sale of non-core property.

Management believes that the adjusted comparisons provide a supplemental view of operations that excludes items that are unusual, infrequent or unrelated to the ongoing core operations or involve special charges.  Management believes these non-GAAP measures provide useful information to investors through the summarization of transactions impacting the current period results of operations that are not necessarily indicative of our future results, nor comparable with prior period results.  These non-GAAP adjusted comparison measures are provided as supplemental information and should not be considered in lieu of the GAAP measures.  There are limitations in the use of adjusted comparisons due to the subjective nature of items excluded by management in calculating adjusted comparisons.

These supplemental comparisons are consistent with the manner in which management internally reviews results of operations and evaluates performance in that management reviews the results of operations on both a GAAP basis and using adjusted comparisons.  Management does not use the adjusted comparisons in lieu of the comparable GAAP measures, but rather uses the adjusted comparisons to supplement its review of operations.

We have provided the tables below to summarize the adjustments that impact comparability of the periods presented:

	Third Quarter 2007			Third Quarter 2006

	Operating Income	Income from Continuing Operations	Net Income	Operating Income	Income from Continuing Operations	Net Income
(Unaudited, in millions)
As Reported	$140.0	$71.5	$71.5	$110.0	$53.1	$53.1
Item impacting comparability:
Special charges, net	1.3	0.7	0.7	-	-	-
Adjusted Comparisons	$141.3	$72.2	$72.2	$110.0	$53.1	$53.1

Weighted average common shares:
Basic			126.6			126.6
Incremental effect of stock options and awards			2.4			1.8
Diluted			129.0			128.4

Earnings per share - basic
As reported:
Continuing operations			$0.56			$0.42
Discontinued operations			-			-
Total			$0.56			$0.42
As adjusted:
Continuing operations			$0.57			$0.42
Discontinued operations			-			-
Total			$0.57			$0.42
Earnings per share - diluted
As reported:
Continuing operations			$0.55			$0.41
Discontinued operations			-			-
Total			$0.55			$0.41
As adjusted:
Continuing operations			$0.56			$0.41
Discontinued operations			-			-
Total			$0.56			$0.41

Notes to condensed consolidated financial statements (unaudited):

1. Reconciliation of Non-GAAP disclosures (continued):

	First Nine Months 2007			First Nine Months 2006
	Operating Income	Income from Continuing Operations	Net Income	Operating Income	Income from Continuing Operations	Net Income
(Unaudited, in millions)
As Reported	$343.6	$172.2	$170.1	$280.2	$132.2	$132.2
Items impacting comparability:
Marketable securities impairment	-	2.5	2.5	-	-	-
Special charges, net	4.1	2.5	2.5	2.2	1.4	1.4
Gain on sale of non-core property	-	(6.3)	(6.3)	-	-	-
Adjusted Comparisons	$347.7	$170.9	$168.8	$282.4	$133.6	$133.6

Weighted average common shares:
Basic			126.1			128.2
Incremental effect of stock options and awards			2.3			2.0
Diluted			128.4			130.2

Earnings (loss) per share - basic
As reported:
Continuing operations			$1.37			$1.03
Discontinued operations			(0.02)			-
Total			$1.35			$1.03
As adjusted:
Continuing operations			$1.36			$1.04
Discontinued operations			(0.02)			-
Total			$1.34			$1.04
Earnings (loss) per share - diluted
As reported:
Continuing operations			$1.34			$1.02
Discontinued operations			(0.02)			-
Total			$1.32			$1.02
As adjusted:
Continuing operations			$1.33			$1.03
Discontinued operations			(0.02)			-
Total			$1.31			$1.03

Adjustments included in this earnings release were as follows:

Marketable Securities Impairment:  In the second quarter of 2007, we recorded an other-than-temporary impairment loss of $4.0 million ($2.5 million after taxes) related to an equity security that is classified as available-for-sale.  The loss was recorded in the "Other (expense) income, net."

Special Charges:  During the first nine months of 2007, we recorded special charges, net, of $4.1 million ($2.5 million after taxes).  The special charges were primarily related to severance and relocation costs in the U.S.  During the first nine months of 2006, we recorded special charges, net of $2.2 million ($1.4 million after taxes) related to severance and other costs in Central Europe.

Gain on Sale of Non-Core Property:  During the second quarter of 2007, we recorded a gain of $10.2 million ($6.3 million after taxes) related to the sale of railcars and locomotives, which was reflected in "Other  (expense) income, net."

Other item impacting comparability:

2.  Quadrant-Amroq Bottling Company Limited ("QABCL") is a holding company that through its subsidiaries produces, sells and distributes Pepsi and other beverages throughout Romania with distribution rights in Moldova.  In June 2005, we acquired a 49% interest in QABCL for a purchase price of $51 million.  This initial investment was recorded under the equity method in accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" and was included in "Other Assets" in the Condensed Consolidated Balance Sheet.   We recorded our share of QABCL earnings in "Equity in net earnings of nonconsolidated companies" in the Condensed Consolidated Statement of Income.  In July 2006, we acquired the remaining 51% interest in QABCL for a purchase price of $81.9 million, net of approximately $17 million cash acquired. QABCL is now a wholly-owned subsidiary which was consolidated in the third quarter of 2006.  Due to the timing of the receipt of available financial information from QABCL, we record results on a one-month lag basis.
     In the second quarter of 2007, we completed the formation of a joint venture with PepsiCo to acquire an 80 percent interest in Sandora, LLC ("Sandora"), the leading juice company in Ukraine.  Under the terms of the joint venture agreement, we hold a 60 percent interest and PepsiCo holds a 40 percent interest.  On August 20, 2007, the joint venture completed its 80 percent acquisition of Sandora and expects to acquire the remaining 20 percent interest in Sandora in November 2007.  We fully consolidated the results of operations of the joint venture and report minority interest in our Condensed Consolidated Financial Statements.  Due to the timing of the receipt of available financial information, we record results on a one-month lag basis.

3.  In the second quarter of 2007, we recorded a discontinued operations charge of $2.1 million after taxes.  The charge related to revised estimates for environmental remediation, legal and related administrative costs.

Full Year 2007 EPS Outlook: A reconciliation of our full year 2007 estimated EPS range with and without the items impacting comparability discussed in this press release, and including such items anticipated in the last three months, is provided below.

	Full Year 2007 Outlook Estimated EPS Range		Full Year 2006

(Unaudited)	Low	High
Diluted earnings per share from continuing operations
As reported, estimated	$1.62	$1.65	$1.22
Items impacting comparability
Marketable securities impairment	0.02	0.02	0.03
Special charges, net	0.04	0.04	0.07
Gain on sale of non-core property	(0.05)	(0.05)	-
As adjusted, estimated	$1.63	$1.66	$1.32